         Exhibit 10.10(e)
AGREEMENT AND GENERAL RELEASE

Celanese Corporation, its’ subsidiaries and its affiliates, (“Company”), 222 W. Las Colinas Blvd., Irving, Texas 75039 and Jacquelyn H. Wolf, her heirs, executors, administrators, successors, and assigns (“Employee”), agree that:

1.
Last Day of Employment. The last day of employment with the Company is: November 2, 2012 (Separation Date). Last day in the office is: July 31, 2012. Unless otherwise expressly agreed to by the Company, if Employee voluntarily resigns before the Separation Date, she shall immediately be removed from the payroll and forfeit all rights to the Consideration set forth in Paragraph “2” below. In order to remain on the payroll until the aforementioned date and receive the Consideration set forth in Paragraph “2” below, Employee shall comply with all Company policies and procedures and perform her duties faithfully, to the best of her ability and to the satisfaction of the Company while devoting her full business efforts and time to the Company and to the promotion of its business up to July 31, 2012 and thereafter as needed, including but not limited to: work on projects assigned to her by the Chairman and CEO and assistance with transition duties.

2.
Consideration. Each separate installment under this Agreement shall be treated as a separate payment for purposes of determining whether such payment is subject to or exempt from compliance with the requirements of Section 409A of the Internal Revenue Code. In consideration for signing this Agreement and compliance with the promises made herein, Company and Employee agree:

a.
Voluntary Resignation. Employee agrees to voluntarily resign from the Company effective on the Separation Date. Effective as of the close of business on such Separation Date, Employee will resign from all positions she holds as a corporate officer of the Company (including without limitation any positions as an officer, employee and/or director), and from all positions held on behalf of the Company (e.g., external board memberships, internal committee positions). Employee will execute, in writing a voluntary resignation letter as a condition of this Agreement using the format set forth at Exhibit A.

b.	Separation Pay. The Company will pay an amount equal to her current annual base salary ($415,000.00), plus target bonus ($290,500.00), for a total payment of

$705,500.00, less any lawful deductions. Such amount shall be paid in installments. The first installment in the amount of $352,750.00 (representing 50% of the total payment)
shall be paid on the first available pay period after the Separation Date (November 16, 2012), if the Employee has previously signed and returned this Agreement and the letter enclosed at Exhibit B. If Employee signs and returns the Agreement after the Separation Date, payment will be made on the first available pay period, seven (7) days after Employee signs and returns this Agreement and the letter enclosed at Exhibit B.

The remaining $352,750.00 will be paid in three (3) substantially equal bi-weekly installments that begin on the second available pay period (November 30, 2012), as long as the Employee has previously signed and returned this Agreement and the letter enclosed at Exhibit B. Otherwise, the payments will commence in three (3) substantially equal bi-weekly installments that begin on the second pay period, after the Separation Date and after Employee signs and returns this Agreement and the letter enclosed at Exhibit B.

c.
Bonus. Employee will be eligible to receive a pro-rata bonus payout based on the number of full months of service completed in 2012, up to the Separation Date. Bonus payout will be based on the annual bonus for a salary level 2 (SL 2); which is 70% of Employee’s annual base salary times the Employee’s personal modifier of a 1.0, modified for Company performance. The 2012 bonus payout will be paid to the Employee during the 2013 calendar year, but in no event later than March 15, 2013.

d.
Long-Term Equity and Cash Awards. The Company will fulfill its obligations to Employee pursuant to the terms of the signed equity award agreements and offer letter dated November 19, 2009. The Company and Employee agree that the total equity awards, for which the Employee is eligible, are set forth at Exhibit C.

e.	Pension and 401(k) Plan Vesting. If Employee is eligible, the Company will fulfill its obligations according to the terms of the respective Plans.

f.
Unused Vacation. The Company will pay to Employee wages for any unused vacation for 2012 and any approved vacation carried over from 2011 under the standard procedure for calculating and paying any unused vacation to separated employees. The gross amount due to Employee, less any lawful deductions, will be payable within 30 days of the Separation Date; subject to the Employee providing the details of any vacation days utilized during 2011 and 2012 through the exit interview process.

g.	Company Benefit Plans. Healthcare & dental plan coverage based on Employee’s current health & dental plan elections will continue until October 31, 2012. All other normal Company programs (e.g., life insurance, long term disability, 401(k) contributions, etc.) will continue through the Separation Date.

h.
COBRA Reimbursement. If Employee applies for COBRA benefits, the Company will pay medical and dental coverage via COBRA for twelve (12) months beyond the month of separation. Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for an additional six (6) months, the remainder of the COBRA period, at her expense.

i.	Outplacement Services. The Employer will pay for outplacement services by the Company’s preferred provider for three (3) months, available seven (7) days after signing the Release.

j.
Return of Company Property. Employee will surrender to Company, on her last day in the office (July 31, 2012), all Company materials, including, but not limited to her Company laptop computer, phone, credit card, calling cards, etc. Employee will be responsible for resolving any outstanding balances on the Company credit card.

k.	Withholding. The payments and other benefits provided under this Agreement shall be reduced by applicable withholding taxes and other lawful deductions.

3.
No Consideration Absent Execution of this Agreement. Employee understands and agrees that she would not receive the monies and/or benefits specified in Paragraph 2 above, unless Employee signs this Agreement on the signature page without having revoked this Agreement pursuant to Paragraph 13 below and the fulfillment of the promises contained herein.

4.
General Release of Claims. Employee knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, in all countries, including but not limited to the U.S., the People’s Republic of China (PRC), U.K. and Germany, the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Company”), of and from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against Company as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	The Wall Street Reform Act of 2010 (Dodd Frank);

•	The Family Medical Leave Act of 1993 (FMLA);

•	The Texas Civil Rights Act, as amended;

•	The Texas Minimum Wage Law, as amended;

•	Equal Pay Law for Texas, as amended;

•
Any other federal, state or local civil or human rights law, or any other local, state or federal law, regulation or ordinance including but not limited to the State of Texas; or any law, regulation or ordinance of a foreign country, including but not limited to the PRC, Federal Republic of Germany and the UK.

•	Any public policy, contract, tort, or common law;

•	The employment, labor and benefits laws and regulations in all countries in addition to the U.S. including but not limited to the U.K. and Germany;

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Affirmations. Employee affirms that she has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Company in any forum or form. Provided, however, that the foregoing does not affect any right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), or a charge or complaint under the Wall Street Reform Act of 2010, subject to the restriction that if any such charge or complaint is filed, Employee agrees not to violate the confidentiality provisions of this Agreement and Employee further agrees and covenants that should she or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge or claim with the EEOC, the Securities and Exchange Commission (SEC), any other governmental body, civil action, suit or legal proceeding against the Company involving any matter occurring at any time in the past, Employee will not seek or accept any personal relief (including, but not limited to, monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding.

Employee further affirms that she has reported all hours worked as of the date of this release and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement. Employee furthermore affirms that she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family Medical Leave Act.

5.
Confidentiality. Employee agrees and recognizes that any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company or any of its subsidiaries, divisions or affiliates, including, without limitation, all types of trade secrets, client lists or information, employee lists or information, information regarding product development, marketing plans, management organization, operating policies or manuals, performance results, business plans, financial records, or other financial, commercial, business or technical information (collectively “Confidential Information”), must be protected as confidential, not copied, disclosed or used other than for the benefit of the Company at any time unless and until such knowledge or information is in the public domain through no wrongful act by Employee. Employee further agrees not to divulge to anyone (other than the Company or any persons employed or designated by the Company), publish or make use of any such Confidential Information without the prior written consent of the Company, except by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency.

6.
Non-competition/Non-solicitation/Non-hire. Employee acknowledges and recognizes the highly competitive nature of the business of the Company. Without the express written permission of Celanese, for a period of two (2) years, following the Separation Date (the “Restricted Period”), Employee acknowledges and agrees that she will not: (i) directly or indirectly solicit sales of like products similar to those produced or sold by Company; or (ii) directly engage or become employed with any business that competes with the business of Celanese, including but not limited to: direct sales, supply chain, marketing, or manufacturing for a producer of products similar to those produced or licensed by Celanese. In addition, for two (2) years, Employee will not directly or indirectly solicit, nor hire employees of Celanese for employment. However, nothing in this provision shall restrict Employee from owning, solely as an investment, publicly traded securities of any company which is engaged in the business of Celanese if Employee (i) is not a controlling person of, or a member of a group which controls; and (ii) does not, directly or indirectly, own 5% or more of any class of securities of any such company.

7.
Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Texas, without regard to its conflict of laws provision. In the event Employee or Company breaches any provision of this Agreement, Employee and Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

8.	Non-admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Company of any liability or unlawful conduct of any kind.

9.
Non-Disparagement. Employee agrees not to disparage, or make disparaging remarks or send any disparaging communications concerning, the Company, its reputation, its business, and/or its directors, officers, managers. Likewise the Company’s senior management agrees not to disparage, or make any disparaging remark or send any disparaging communication concerning Employee, her reputation and/or her business.

10.
Future Cooperation after Separation Date. After the Separation Date, Employee agrees to make reasonable efforts to assist Company including but not limited to: responding to telephone calls, assisting with transition duties, assisting with issues that arise after the Separation Date and assisting with the defense or prosecution of any lawsuit or claim. This includes but is not limited to providing deposition testimony, attending hearings and testifying on behalf of the Company. The Company will reimburse Employee for reasonable time and expenses in connection with any future cooperation after the Separation Date, at her current annual base pay, converted to an hourly rate of $199/hr. Time and expenses can include loss of pay or using vacation time at a future employer. The Company shall reimburse the Employee within 30 days of remittance by Employee to the Company of such time and expenses incurred.

11.
Injunctive Relief. Employee agrees and acknowledges that the Company will be irreparably harmed by any breach, or threatened breach by her of this Agreement and that monetary damages would be grossly inadequate. Accordingly, she agrees that in the event of a breach, or threatened breach by her of this Agreement the Company shall be entitled to apply for immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies at law or equity.

12.
Review Period. Employee is hereby advised she has until June 11, 2012, or twenty-one (21) calendar days, to review this Agreement and to consult with an attorney prior to execution of this Agreement. Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.

13.
Revocation Period and Effective Date. If Employee signs and returns to the Company a copy of this Agreement, she has a period of seven (7) days (the “Revocation Period”) following the date of such execution to revoke this Agreement, after which time this agreement will become effective (the “Effective Date”) if not previously revoked. In order for the revocation to be effective, written notice must be received by the Company no later than close of business on the seventh day after Employee signs this Agreement at which time the Revocation Period shall expire.

14.	Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

15.
Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Company to Employee. Employee acknowledges that she has not relied on any representations, promises, or agreements of any kind made to him in connection with her decision to accept this Agreement, except for those set forth in this Agreement. Notwithstanding the foregoing, it is expressly understood and agreed that the Equity Agreements and the Long Term Incentive Award Claw Back Agreement executed by Employee on or about March 12, 2010 shall remain in full force and effect, except as such Equity Agreements are modified by Section 2(d) of this Agreement.

16.
HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “2” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS SHE HAS OR MIGHT HAVE AGAINST COMPANY.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Release as of the date set forth below.

Employee		Celanese Corporation:
By:	/s/ Jacquelyn H. Wolf	By:	/s/ Gjon N. Nivica, Jr.
	Jacquelyn H. Wolf		Gjon N. Nivica, Jr.

Date:	June 11, 2012	Date:	June 12, 2012

28007.2

Exhibit C

Summary LTI Awards

J. Wolf Exhibit C
Separation Equity Calculations

Separation Date Assumption:        11/2/2012

Sign‐on Awards (1)
Vesting Period	Target Award	Numerator	Denominator	Prorated Amount	Price(a)	Timing of Payment (RSUs)/ Exercisable Until (NQSO)	Market Value (est.)
Time Vested RSUs: (2)
1/21/2010 ‐ 10/1/2013	3,500	44	44	3,500	$48.37	Oct. 2012	$169,295
Stock Options: (3)
1/21/2010 ‐ 10/01/2013	6,000	33	44	4,500	$32.54	11/2/2013	$71,235
Total Prorated Sign‐on LTI Award Value							$240,530

2010 Performance-Based RSU and Time Vested RSUs (without Options)
Vesting Period	Target Award	Numerator	Denominator	Prorated Amount	Price(a)	Timing of Payment	Market Value (est.)
2010 Performance RSU Awards: (4)
12/1/2010 ‐ 9/30/2013	8,050	23	34	5,446	$48.37	Oct. 2013	$263,423
2010 Time Vested RSUs: (5)
10/01/2010 ‐ 10/1/2013	1,611	25	36	1,119	$48.37	Oct. 2013	$54,126
Total Prorated 2010 RSU Award Value							$317,550

2010 Stock Options (6)
Grant Date	Options Granted	Numerator	Denominator	Prorated Amount	Exercise Price	Exercisable until:	Market Value (est.)
10/1/2010 ‐ 10/1/2013	2,141	25	36	1,487	$32.35	11/2/2013	$23,822

10/1/2010 ‐ 10/01/2014	2,142	25	48	1,116	$32.35	11/2/2013	$17,878
Total Prorated 2010 Option Award Value							$41,701

2011 Performance-Based RSU and Time Vested RSUs (without Options)
Vesting Period	Target Award	Numerator	Denominator	Prorated Amount	Price(a)	Timing of Payment	Market Value (est.)
2011 Performance RSU Awards: (4)

11/1/2011 – 11/1/2014	5,769	12	36	1,923	$48.37	Nov. 2014	$93,016
2011 Time Vested RSUs: (5)
10/03/2011 ‐ 10/1/2013	1,289	13	24	699	$48.37	Oct. 2013	$33,811

10/03/2011 ‐ 10/1/2014	1,721	13	36	622	$48.37	Oct. 2014	$30,086
Total Prorated 2011 RSU Award Value							$156,913

2011 Stock Options (6)
Grant Date	Options Granted	Numerator	Denominator	Prorated Amount	Exercise Price	Exercisable until:	Market Value (est.)
10/3/2011 ‐ 10/3/2013	2,476	13	24	1,342	$32.51	11/2/2013	$21,284
10/3/2011 ‐ 10/3/2014	2,476	13	36	895	$32.51	11/2/2013	$14,195
10/3/2011 ‐ 10/3/2015	2,476	13	48	671	$32.51	11/2/2013	$10,642
Total Prorated 2011 Option Award Value							$46,121
                                     Total Pro-rata Equity Value $802,815
Treatment of outstanding awards if terminated not for cause:
(1) The sign‐on 2009 PRSUs will vest on October 1, 2012 while participant is still employed
(2) Sign‐on Time RSUs ‐become immediately vested upon termination date (per offer letter)
(3) Sign‐on Stock Options ‐pro rate on termination date; become immediately vested and are exercisable for one‐year following termination; not subject to holding requirement (per agreement)
(4) 2010 / 2011 PRSUs ‐pro rate on termination date and pay out on original vesting date subject to performance attainment and holding requirement (per agreement)
(5) 2010 / 2011 Time RSUs ‐pro rate on termination date and pay out on original vesting date subject to holding requirement (per agreement)
(6) 2010 / 2011 Stock Options ‐pro rate on termination date; become immediately vested and are exercisable for one‐year following termination, Options are subject to holding requirement (per agreement)
(a)Stock price used for separation calculation on 5/1/2012     $48.37